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                                                      Exhibit (10) M.

July 9, 2003


Martin M. Coyne
(Address intentionally
Omitted)

Re:  Sterling Drug Supplemental Benefit Plan

Dear Marty:

We have previously provided you with several estimates of your retirement benefits under the Sterling Drug Supplemental Benefit Plan (the "Plan"), as prepared by Hooker & Holcombe, Inc., the Plan's actuary. The most recent of these estimates dated June 20, 2003 provides that you will receive an estimated monthly pension benefit under the Plan of $13,124.98, commencing March 1, 2004.

As previously discussed, the Plan is not sponsored, maintained or administered by Kodak, nor does Kodak believe it has liability for any benefits payable under the Plan. The sponsor of the Plan was Sterling Drug, Inc. In 1994, Kodak sold all of the stock in the corporation that was formerly known as Sterling Drug, Inc. to SmithKline Beecham Plc. ("SKB"). In a subsequent transaction, SKB sold all of the stock in that corporation to Miles, Inc. ("Bayer").

Given your retirement from Kodak on July 1, 2003, we have contacted both SKB and Bayer and notified them of your impending retirement. To date, we have not received acknowledgement from either company as to which party is liable for the amounts payable to you under the Plan.

Based on past experience, we anticipate that it may take several months before this matter is resolved. During this interim period, your entitlement to benefits under the Plan may commence. In such event, it is possible that you may not receive for some period the monthly payments payable to you under the Plan.

To assist you during this interim period, Kodak will advance to you the monthly amounts that you are entitled to under the terms of the Plan, less any required withholdings under applicable law. Kodak will advance these payments to you until the earlier of: (1) either SKB's or Bayer's acknowledgement of its liability to you under the Plan with respect to your service at both Sterling and Kodak; or (2) a non-appealable decision by a court of competent jurisdiction or binding arbitration is rendered acknowledging SKB's or Bayer's liability to you under the Plan with respect to your service at both Sterling and Kodak.
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Should either SKB or Bayer acknowledge only partial liability to you under the Plan with respect to your service at both Sterling and Kodak, Kodak will, in lieu of advancing you any monthly amounts under the immediately preceding paragraph of this letter, advance to you the remaining monthly amounts that you are entitled to under the terms of the Plan (i.e., those monthly amounts attributable to the liability not acknowledged by either SKB or Bayer), less any required withholdings under applicable law, until the earlier of:
(1) either SKB's or Bayer's acknowledgement of its liability to you under the Plan with respect to these remaining monthly amounts; or
(2) a non-appealable decision by a court of competent jurisdiction or binding arbitration is rendered acknowledging SKB's or Bayer's liability to you under the Plan with respect to these remaining monthly amounts.

While Kodak agrees to provide this assistance to you, you should not view the arrangement established under this letter as either a guarantee of payment or collection of Plan benefits. Furthermore, this arrangement should not be construed as an acknowledgement by Kodak of any obligation under the terms of the Plan.

When either SKB or Bayer acknowledges its liability (either full or partial) to you under the Plan or when a non-appealable decision by a court of competent jurisdiction or binding arbitration is rendered acknowledging SKB's or Bayer's liability (either full or partial) to you under the Plan, Kodak will seek recourse from the responsible party for any amounts paid to you under this letter. Should these payments be made directly to you, rather than to Kodak, you agree by signing below to promptly reimburse Kodak for all such payments made to you by Kodak. If you do not receive payment from SKB or Bayer for these periods you will have no obligation to reimburse Kodak.

This letter supersedes and replaces all prior drafts and versions of this letter.

Please sign and date this letter in the space provided below. Once this is done, please return the letter directly to me.


                         Very truly yours,



                         Michael P. Morley
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Without in any way waiving any rights against any party or entity with respect to the benefits I believe that are due me under the Plan, I agree to reimburse Kodak in accordance with, and subject to, the terms and conditions of this letter.


Signed:   /s/ Martin M. Coyne
          Martin M. Coyne

Date: